UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

November 5, 2007

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2007 and December 26, 2007, the Board of Directors of BreitBurn GP, LLC (the “Company”), the general partner of BreitBurn Energy Partners L.P. (the “Partnership”) approved on behalf of the Partnership certain changes to compensatory plans and arrangements in which the Company’s named executive officers participate.

1.  The following preliminary changes to compensation were approved on November 5, 2007:

a.             Short-Term Incentive Plan – Annual Bonuses.  The Short Term Incentive Plan (the “STIP”) provides annual cash payments to the named executive officers.   The award targets under the STIP for each named executive officer is a percentage of his base pay.  As approved, under the STIP, the new target annual award for 2007 will be increased for each of Halbert S. Washburn, Co-Chief Executive Officer of the Company, and Randall H. Breitenbach, Co-Chief Executive Officer of the Company, to 100% from 50% and for James G. Jackson, Chief Financial Officer of the Company, to 75% from 50%, with maximum awards set at a percentage of annual base salary equal to 200% for Messrs. Washburn and Breitenbach (increased from 100%) and 150% for Mr. Jackson (increased from 100%).

b.             Co-Chief Executive Officers’ Phantom Options.   Under their respective Employment Agreements, each of the Co-Chief Executive Officers of the Company received a phantom option grant of 336,364 underlying phantom units at the beginning of 2007 (the “2007 Options”) which represents the right to receive a payment, in cash or common units of the Partnership, after the end of 2007 equal to the difference between (a) the sum of (i) the value of the underlying phantom units on the last trading day of such year and (ii) the amount of distributions made by the Partnership during the period from the last trading day of the previous year to the last day of the year for which payment is being calculated and (b) 108% of the value of the underlying phantom units on the last trading day of the previous year.  The 2007 Options will be forfeited by each of Messrs. Washburn and Breitenbach.  Each will receive a cash payment of $1,200,000 and an award under the Partnership’s 2006 Long Term Incentive Plan (the “LTIP”) of 92,200 Restricted Partnership Units (“RPUs”) which are expected to vest one-third on January 1, 2009, one-third on January 1, 2010, and the remaining one third on January 1, 2011.

c.             Annual Base Salaries.  Messrs. Washburn and Breitenbach’s annual base salaries were increased from $275,000 to $425,000, and Mr.  Jackson’s annual base salary was increased from $250,000 to $300,000.

2.  The following additional changes to compensation were approved on December 26, 2007:

a.             Amendment to the Partnership’s LTIP.  The Partnership’s LTIP was amended to increase the number of Partnership common units deliverable under the plan to 10% of the outstanding number of common units on the effective date of such amendment.  A copy of the First Amendment to the LTIP is attached to this Report as Exhibit 10.1 hereto and is incorporated in this Item 5.02 by reference.

b.             New Types of Awards Under the Partnership’s LTIP.  Two new types of awards under the Partnership’s LTIP were approved, namely, RPUs and Convertible Performance Units (“CPUs”).  RPUs will be annual grants made at the discretion of the Board of Directors and are expected to vest in thirds on each anniversary of the vesting commencement date over three years.  CPUs are expected to vest at the earlier of January 1, 2013 and the date at which distributions paid to common unitholders for four consecutive quarters are greater than or equal to $3.10 per common unit.  Prior to vesting, holders of RPUs and CPUs will be paid cash distributions at the same rate payable to common unitholders on a quarterly basis and upon vesting,  will be paid in Partnership common units.

c.             New Grants Under the Partnership’s LTIP to Named Executive Officers.   Messrs. Washburn and Breitenbach will each receive a 2008 award of 18,700 RPUs and 187,000 CPUs, and Mr. Jackson will receive a 2008 award of 7,700 RPUs and 77,000 CPUs, and an additional award for 2007 of 24,344 RPUs.  Each of these grants of RPUs is expected to vest one-third on January 1, 2009, one-third on January 1, 2010, and the remaining one third on January 1, 2011. The RPUs will vest in full upon a termination of the executive’s employment without cause, termination of employment by the executive with good reason, upon a change in control or upon the executive’s death or disability.  The CPUs are expected to vest as described above in paragraph 2.b.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1.  First Amendment to the Breitburn Energy Partners L.P. 2006 Long Term Incentive Plan dated December 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BreitBurn GP, LLC,
its general partner

Date: December 28, 2007	By:	/s/Halbert S. Washburn
Halbert S. Washburn
Co-Chief Executive Officer

EXHIBIT INDEX

10.1.  First Amendment to the BreitBurn Energy Partners L.P. 2006 Long Term Incentive Plan dated December 26, 2007.